ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-298611
Dated October 29, 2026

Auto-Callable Trigger PLUS Based on the Value of the S&P 500® Index due on or about December 5, 2028

Principal at Risk Securities

This document provides a summary of the terms of the Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement for the securities, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.

The securities do not guarantee any return of principal at maturity and you could lose significant portion or all of your investment. The securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security
Minimum investment:	$1,000.00 (1 security)
Pricing date:	November 13, 2026
Original issue date:	November 18, 2026 (3 business days after the pricing date; see preliminary pricing supplement).
Final determination date:	November 30, 2028, as noted below under “Determination dates, Early redemption dates and Early Redemption payment per security”
Maturity date:	December 5, 2028, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Early redemption:

If the index closing value of the underlying index on the determination date prior to the final determination date is greater than or equal to the initial index value, the securities will be automatically redeemed for the early redemption payment on the related early redemption date. No further payments will be made on the securities once they have been redeemed.

Determination dates, Early redemption dates and Early redemption payment per security:

The early redemption payment will be an amount in cash per security for the determination date prior to the final determination date as set forth below.

No further payments will be made on the securities once they have been redeemed.

	Determination Dates*	Early Redemption Dates	Early Redemption Payment per Security
	1st determination date: November 22, 2027	November 26, 2027	$1,100.10
	2nd determination date: November 30, 2028 (the “final determination date”)	Not applicable – See “Payment at maturity per security” below

* Subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Notes — Market Disruption Events” and “— Valuation Dates” in the accompanying product supplement).

Payment at maturity per security:

If the securities are not automatically redeemed prior to maturity, you will receive at maturity a cash payment per security as follows:

￭ If the final index value is greater than the initial index value:

$1,000.00 + leveraged upside payment

￭ If the final index value is less than or equal to the initial index value but greater than or equal to the trigger level:

$1,000.00

￭ If the final index value is less than the trigger level:

$1,000.00 + ($1,000.00 × underlying return)

If the final index value is less than the trigger level, you will lose 1% for every 1% that the final index value falls below the initial index value and you could lose up to your entire investment in the securities.

Underlying return:	(final index value – initial index value) / initial index value
Leverage factor:	125.00% (applicable only if the securities are not automatically redeemed prior to maturity and the final index value is greater than the initial index value)
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Trigger level:	80.00% of the initial index value
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the final determination date
CUSIP/ISIN:	06419TZ27 / US06419TZ276
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$25.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $941.70 and $971.70 per security. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement:	http://www.sec.gov/Archives/edgar/data/9631/000183988226053265/bns_424b2-36048.htm

HYPOTHETICAL PAYOUT

The below figures are based on a hypothetical leverage factor of 125.00%, a hypothetical trigger level of 80.00% and are purely hypothetical (the actual terms of your securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity if the Securities Are Not Automatically Redeemed Prior to Maturity

Underlying Return	Payment at Maturity
+40.00%	$1,500.00
+30.00%	$1,375.00
+20.00%	$1,250.00
+10.00%	$1,125.00
+5.00%	$1,062.50
0.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-15.00%	$1,000.00
-20.00%	$1,000.00
-21.00%	$790.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-90.00%	$100.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the securities above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the securities under “Additional Information About BNS and the Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the securities.

The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to Return Characteristics

▪Risk of significant loss at maturity; you may lose up to your entire investment in the securities.

▪The stated payout from the issuer applies only upon an early redemption or at maturity.

▪If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment.

▪Greater expected volatility with respect to the underlying index generally reflects a higher return rate represented by the early redemption payment, a higher leverage factor and a lower trigger level, and a higher expectation as of the pricing date that the final index value could be less than the trigger level.

▪The securities are subject to reinvestment risk in the event of an early redemption.

▪The amount payable on the securities is not linked to the value of the underlying index at any time other than the determination dates.

▪Owning the securities is not the same as owning the index constituent stocks.

Risks Relating to Characteristics of the Underlying Index

▪An investment in the securities involves market risk associated with the underlying index.

▪There can be no assurance that the investment view implicit in the securities will be successful.

▪The underlying index reflects price return, not total return.

▪Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the securities.

▪There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.

Risks Relating to Estimated Value and Liquidity

▪BNS’ initial estimated value of the securities at the time of pricing (when the terms of your securities are set on the pricing date) will be lower than the issue price of the securities.

▪Neither BNS’ nor SCUSA’s estimated value of the securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪BNS’ initial estimated value of the securities does not represent future values of the securities and may differ from others’ (including SCUSA’s) estimates.

▪The securities have limited liquidity.

▪The price at which SCUSA would buy or sell your securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your securities.

▪The price of the securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.

Risks Relating to General Credit Characteristics

▪Payments on the securities are subject to the credit risk of BNS.

Risks Relating to Hedging Activities and Conflicts of Interest

▪Hedging activities by BNS and SCUSA may negatively impact investors in the securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the securities.

▪We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the securities.

▪Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the securities.

▪The calculation agent will have significant discretion with respect to the securities, which may be exercised in a manner that is adverse to your interests.

▪BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the securities.

Risks Relating to Canadian and U.S. Federal Income Taxation

▪Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index

For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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